Exhibit 5.1

Baker & McKenzie Advokatbyrå KB Vasagatan 7 P.O. Box 180 SE-101 23 Stockholm Sweden Tel: +46 8 566 177 00 Fax: +46 8 566 177 99 reception.stockholm@bakermckenzie.com www.bakermckenzie.com

Asia Pacific

19 April 2024

Olink Holding AB (publ)
Uppsala Science Park
751 83 Uppsala

Dear Sirs/Madams,

Olink Holding AB (publ) – Registration Statement on Form S-8 – Exhibit 5.1

We, Swedish law firm Baker & McKenzie Advokatbyrå KB, have acted as Swedish legal counsel to Olink Holding AB (publ), Swedish Reg. No. 559189-7755 (the “Company”), a public limited liability company incorporated under the laws of Sweden, in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). For the purposes of this letter, the common shares in the capital of the Company, each having a quota value of approx. SEK 2.431906613, are referred to as “Common Shares”.

At the annual general meeting held on 19 April 2024 (the “AGM”) the shareholders of the Company adopted one long-term incentive program for the management and key personnel (including employees and consultants) (“LTI II 2024”). Under LTI II 2024, an aggregate of up to 849,195 warrants of series II 2024 have been issued to the Company to secure delivery of either Common Shares, American Depositary Shares (“ADSs”) or warrants of series II 2024 to participants in LTI II 2024 upon vesting of the participants’ restricted stock units (“RSUs”). Each warrant of series II 2024 entitles the holder to subscribe for one (1) Common Share in the Company.

The renumeration committee of the Company may grant Options or RSUs to participants, on one or several occasions, between the annual general meeting 2024 and the annual general meeting 2025. To ensure the delivery of securities underlying the RSUs in accordance with LTI II 2024 the AGM resolved to issue not more than 849,195 warrants of series II 2024 (Sw. teckningsoptioner) (the “2024 Warrants”), whereby the Company’s share capital could be increased by not more than approximately SEK 2,065,162.93590 upon exercise of 2024 Warrants for subscription and registration with the Swedish Companies Registration Office (Sw. Bolagsverket) (the “SCRO”) of Common Shares. All 849,195 2024 Warrants shall be subscribed for by the Company (which in accordance with the AGM’s resolution shall be entitled to transfer the 2024 Warrants to participants or a financial intermediary in connection with vesting of the RSUs) and will be registered with the SCRO. LTI II 2024 contains an omnibus amended and restated incentive plan that was presented at the AGM (the “Updated Omnibus Incentive Plan”), applicable to LTI II 2024 participants.

Bangkok
Beijing
Brisbane
Hanoi
Ho Chi Minh City
Hong Kong
Jakarta
Kuala Lumpur*
Manila*
Melbourne
Seoul
Shanghai
Singapore
Sydney
Taipei
Tokyo
Yangon

Europe, Middle East & Africa
Abu Dhabi
Almaty
Amsterdam
Antwerp
Bahrain
Barcelona
Berlin
Brussels
Budapest
Cairo
Casablanca
Doha
Dubai
Dusseldorf
Frankfurt/Main
Geneva
Istanbul
Jeddah*
Johannesburg
Kyiv
London
Luxembourg
Madrid
Milan
Munich
Paris
Prague
Riyadh*
Rome
Stockholm
Vienna
Warsaw
Zurich

The Americas
Bogota
Brasilia**
Buenos Aires
Caracas
Chicago
Dallas
Guadalajara
Houston
Juarez
Lima
Los Angeles
Mexico City
Miami
Monterrey
New York
Palo Alto
Porto Alegre**
Rio de Janeiro**
San Francisco
Santiago
Sao Paulo**
Tijuana
Toronto
Washington, DC

* Associated Firm
** In cooperation with Trench, Rossi e Watanabe Advogados

Baker & McKenzie Advokatbyrå KB is a member of Baker & McKenzie International.

The Company is filing the Registration Statement with respect to the offer of up to 849,195 Common Shares pursuant to share awards granted under the Updated Omnibus Incentive Plan (the “Additional Common Shares”).

We have been asked to deliver this opinion (this “Opinion”) in respect of the documents in Section 1.

1.	Reviewed documents

We have examined, and relied with your consent solely upon, the following documents and made the following searches:

a)	a copy of the Registration Statement;

b)	the main terms of the LTI II 2024;

c)	the Updated Omnibus Incentive Plan;

d)	a copy of the minutes from a meeting held by the board of directors of the Company on 14 March 2024 (the “Board Minutes”);

e)	the articles of association (Sw. bolagsordning) of the Company, adopted on 16 March 2021 (the “Articles of Association”);

f)	the minutes of the AGM, adopting the LTI II 2024; and

g)	a registration certificate (Sw. registreringsbevis) for the Company, issued by the SCRO, on 20:24 p.m. CEST on 19 April 2024, showing relevant entries in the Swedish Business Register (Sw. Näringslivsregistret) (the “Register”) as per such date.

The documents mentioned in Sections 0. – g). above are referred to as the “Corporate Documents” and individually a “Corporate Document”.

2.	Reliance

With respect to various questions of fact, we have relied upon certificates of public officials and upon certificates issued by the SCRO. For the purposes of this Opinion we have made no examination of the files or records of any company or any governmental or regulatory agency or authority or any other entity or person nor have we examined any other documents or instruments than those explicitly set out herein.

3.	Assumptions

In rendering this Opinion, we have assumed the following:

h)	The genuineness of all signatures, including electronic signatures, on all documents or on the originals thereof and the identity of each signatory.

i)	The authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents and each of the Transaction Documents accurately records all terms agreed between the parties thereto.

j)	That the Board Minutes have been signed using such an advanced electronic signature as referred to in Article 3 of Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC, as originally worded.

k)	The accuracy and completeness of the Corporate Documents and of all factual representations made in the Documents reviewed by us or of any other information set out in public registers and that the Corporate Documents have not been superseded by any other corporate resolutions affecting the resolutions provided in the Corporate Documents.

l)	That all information, representations, warranties and statements as to factual matters expressed in the Corporate Documents are true and accurate in all respects.

m)	There are no facts or matters and no provisions or other aspects of any agreement or other document, other than the documents listed under Section 1 above, either related to or ancillary to any of them, which would have any implications on the opinions we express.

n)	That the Company was not insolvent, i.e. unable to pay its debts as they fell due, within the meaning of the Swedish Bankruptcy Act (Konkurslagen (1987:672)) (as amended) immediately after the execution of the Corporate Documents, nor can it be assumed that the Company will be unable to fulfil its due obligations or such inability will occur within short or that the Company in any other respect has economic difficulties which implies a risk for insolvency within the meaning of the Swedish Companies Reconstruction Act (Lag (2022:964) om företagsrekonstruktion) (as amended).

o)	That the Company has not taken any corporate action nor have any steps been taken or legal proceedings been initiated against the Company for insolvency, bankruptcy, liquidation, winding-up, dissolution, re-organization, reconstruction, rehabilitation, administration or any other similar proceedings or for the appointment of a liquidator, receiver or administrative receiver, or an administrator, trustee or similar officer of the Company of any or all of its assets, although the Searches carried out by us gave no indication that any such action, steps or proceedings have been filed or registered with the District Court of Uppsala in respect thereof.

p)	The meeting of the board of directors of the Company referred to in the Board Minutes has been duly convened, was quorate and was carried out in compliance with the correct procedure and that the resolutions described in the minutes of such meeting were duly passed and that such resolutions have not been amended, rescinded, or revoked and are in full force and effect.

q)	The general annual meetings of the shareholders of the Company referred to in the AGM minutes have been duly convened, was quorate and were carried out in compliance with the correct procedure and that the resolutions described in the minutes of such meeting were duly passed and that such resolutions have not been amended, rescinded, or revoked and are in full force and effect.

r)	That all executed documents, authorisations and powers and authorities produced to us remain in full force and effect and have not been amended or affected by any subsequent action not disclosed to us.

s)	at or prior to the time of the delivery of the Additional Common Shares, the payment for such Additional Common Shares will have been received by the Company; and

t)	all documents to be executed under, LTI II 2024 have been, and will be, duly authorized, executed and delivered by each of the parties thereto other than the Company and that LTI II 2024 has been, and will at all times be, operated in accordance with their respective terms.

4.	Opinions

Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that: under the laws of Sweden, the Additional Common Shares to be issued upon exercise of the 2024 Warrants in accordance with the above will, when (i) the Company has subscribed for and the Board has properly allotted the 2024 Warrants, (ii) the Company has registered the 2024 Warrants with the SCRO, (iii) the Company has taken all necessary actions to issue the Additional Common Shares in compliance with the then applicable provisions of the Articles of Association, the laws of Sweden and the terms of LTI II 2024, (iv) the Additional Common Shares have been properly subscribed for on subscription lists by the holder of 2024 Warrants, (v) the Additional Common Shares have been properly allotted by the Board, and (vi) the Company has received in full all amounts payable under LTI II 2024 in respect of the Additional Common Shares, be validly issued, fully paid for and non-assessable.

5.	Qualifications

The qualifications to which this Opinion is subject are as follows:

(a)	We express no opinion on matters of fact.

(b)	We express no opinion as to the exact interpretation of any particular wording in the Corporate Documents by any court.

(c)	Provisions in the Corporate Documents providing that certain facts, determinations or calculations will be conclusive and binding (or prima facie evidence) may not be effective if they are incorrect and such provisions will not necessarily prevent judicial inquiry into the merits of such facts, determinations or calculations.

(d)	In rendering this Opinion we have relied on certain matters of information obtained from the Company and other sources reasonably believed by us to be credible.

(e)	This Opinion is given only with respect to the laws of the Kingdom of Sweden as in force today and as such laws are currently applied by Swedish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of the Kingdom of Sweden.

(f)	This Opinion is subject to any limitations resulting from bankruptcy, insolvency liquidation, mandatory composition with creditors, reconstruction, reorganization, limitation, moratorium and other laws of general application regarding or affecting the rights of creditors generally and general equitable principles (including but not limited to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on Insolvency Proceeding).

(g)	Files in respect of the Company maintained by the SCRO may not be up to date and documents required to be filed with the SCRO may not be registered immediately or may not be available for immediate inspection. Information relating to insolvency and liquidation can take a few days before being properly recorded in the Register and made available online.

(h)	The Companies Act contains provisions stipulating that an act, resolution or decision may be set aside or amended for providing undue advantage to a shareholder or another person to the disadvantage of the company or another shareholder.

(i)	Pursuant to the Swedish Contracts Act (Lag (1915:218) om avtal och andra rättshandlingar på förmögenhetsrättens område) and general equitable principles of the law of contract and obligations, a contract term may be modified or set aside if it is adjudged to be unreasonable.

(j)	The term ‘enforceable’, ‘valid’, ‘binding’ and ‘effective’ when used herein means that the relevant obligation is of a type which Swedish courts would generally uphold; it does not mean that such an obligation will necessarily be enforced in all respects in accordance with its terms; in particular, the availability in Swedish courts of certain remedies (such as injunction and specific performance) may be restricted under the laws of Sweden, and are at the discretion of the courts.

(k)	A power of attorney giving voting rights to a party at shareholders’ meeting of a Swedish company is without renewal valid only for one year, unless the relevant Swedish company is a CSD company (avstämningsbolag) in respect of which the power of attorney may provide for a longer validity period, however not exceeding five years from the date of issuance.

(l)	The concept of “trust” is not a legally recognised concept pursuant to Swedish law and thus a Swedish party may not be able to fulfil an obligation to hold assets on “trust” and it may not be possible to hold assets on trust in Sweden.

(m)	the Registration Statement, to be filed publicly with the SEC on the date hereof under the Securities Act, and this Opinion are expressed in the English language whilst addressing and explaining institutions and concepts of the laws of the Kingdom of Sweden; and such institutions and concepts may be reflected in or described by the English language only imperfectly; and we express no opinion on how the courts of the Kingdom of Sweden would construe contractual language expressed in English where the Registration Statement would be subject to the laws of the Kingdom of Sweden. However, we believe that such courts would pay attention to the meaning and import in the laws of any pertinent jurisdiction in which the English language is normally or habitually employed of the expressions used in construing what the parties intended to put in writing for the purposes of the laws of Sweden.

6.	Restrictions

a)	This Opinion is given only by Baker & McKenzie Advokatbyrå KB, a Swedish limited partnership, and not by or on behalf of Baker & McKenzie International (a Swiss verein) or any other member or associated firm thereof. In this Opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

b)	The Addressee may rely on this Opinion in connection with the transactions discussed in this Opinion. Neither the existence nor the contents of this Opinion may be disclosed to any person other than as contemplated in paragraph c) below.

c)	The existence and contents of this Opinion may be disclosed for information purposes only to, but may not be relied upon by, the following:

(i)	to its and their employees, auditors, officers and professional advisers;

(ii)	any auditors, tax consultant, lawyer or insurers of the Addressee;

(iii)	as required by law, regulation or the rules of any applicable stock exchange, or following a requirement or request of any governmental or regulatory authority; or

(iv)	in connection with any actual or potential dispute or claim to which the Addressee is a party relating to the relevant transaction in respect of which this opinion is given, but only on condition that the recipient may not disclose this Opinion to any other person.

Furthermore, we hereby consent to the filing of this Opinion as an exhibit of the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act, as amended, or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement and the references to this firm in the sections of the Registration Statement entitled “Legal Matters”. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Securities Act.

No person who is permitted to rely on this Opinion may assign it to any other person.

d)	This Opinion:

(i)	is confined to and is given on the basis of Swedish law and practice as they exist at the date hereof and we have made no investigation of the laws or practices of any jurisdiction other than Sweden as a basis for the opinions expressed hereinabove and do not express or imply any opinions thereon;

(ii)	is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters in connection with the various agreements or documents referred to herein or the transactions contemplated by such agreements or documents;

(iii)	is given solely for the purposes of the transactions to which the Transaction Documents relate and we assume no obligation to advise you of any changes in the foregoing subsequently to the date set forth at the beginning of this Opinion and this Opinion speaks only as of such date; and

(iv)	is given on the basis that it will be governed by and construed in accordance with Swedish law and this Opinion may only be relied upon on the express condition that any issues of interpretation or liability arising hereunder will be governed by Swedish law and determined by Swedish courts.

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Yours sincerely,

/s/ Baker McKenzie Advokatbyrå KB

Baker McKenzie Advokatbyrå KB